SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)*







                                   Jamba, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    47023A101
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               September 10, 2008
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_]  Rule 13d-1(b)

              [X]  Rule 13d-1(c)

              [_]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                        ---------------------------
CUSIP No. 47023A101
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           TUDOR INVESTMENT CORPORATION
           22-2514825
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)  |_|
          (b)  |X|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  0
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  4,450,175
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  0
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  4,450,175
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,450,175
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 47023A101
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           PAUL TUDOR JONES, II
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)  |_|
          (b)  |X|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  0
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  4,450,175
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  0
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  4,450,175
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,450,175
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.4%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 47023A101
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           JAMES J. PALLOTTA
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)  |_|
          (b)  |X|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           [USA]
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  233,337
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  4,450,175
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  233,337
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  4,450,175
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,683,512
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           8.8%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           IN
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 47023A101
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           THE TUDOR BVI GLOBAL PORTFOLIO L.P.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)  |_|
          (b)  |X|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  0
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  1,185,783
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  0
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  1,185,783
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,185,783
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 47023A101
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           THE RAPTOR GLOBAL PORTFOLIO LTD.
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)  |_|
          (b)  |X|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           CAYMAN ISLANDS
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  0
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  3,232,271
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  0
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  3,232,271
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,232,271
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.1%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           CO
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 47023A101
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     NAMES OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           THE ALTAR ROCK FUND L.P.
           06-1558414
--------------------------------------------------------------------------------
     2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a)  |_|
          (b)  |X|
--------------------------------------------------------------------------------
     3     SEC USE ONLY

--------------------------------------------------------------------------------
     4     CITIZENSHIP OR PLACE OF ORGANIZATION

           DELAWARE
--------------------------------------------------------------------------------
                |   5   |  SOLE VOTING POWER
                |       |  0
 NUMBER OF      ---------------------------------------------------------------
   SHARES       |   6   |  SHARED VOTING POWER
BENEFICIALLY    |       |  32,121
  OWNED BY      ----------------------------------------------------------------
    EACH        |   7   |  SOLE DISPOSITIVE POWER
 REPORTING      |       |  0
PERSON WITH     ----------------------------------------------------------------
                |   8   |  SHARED DISPOSITIVE POWER
                |       |  32,121
--------------------------------------------------------------------------------
     9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           32,121
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      |_|
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

           PN
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Jamba, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               6475 Christie Avenue, Suite 150
               Emeryville, CA  94608

Item 2(a).     Name of Person Filing:

               Tudor Investment Corporation ("TIC")
               Paul Tudor Jones, II
               James J. Pallotta
               The Tudor BVI Global Portfolio L.P. ("BVI Portfolio") The Raptor Global Portfolio Ltd. ("Raptor Portfolio") The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               The principal business office of each of TIC is:

                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Jones and Altar Rock is:

                           c/o Tudor Investment Corporation
                           1275 King Street
                           Greenwich, CT 06831

               The principal business office of Mr. Pallotta is:

                           c/o Tudor Investment Corporation
                           50 Rowes Wharf, 6th Floor
                           Boston, MA 02110

               The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                           c/o CITCO
                           Kaya Flamboyan 9
                           P.O. Box 4774
                           Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation.
               Messrs. Jones and Pallotta are citizens of the United States.
               BVI Portfolio is a limited partnership and Raptor Portfolio is a company each organized under the laws of the Cayman Islands. Altar Rock is a Delaware limited partnership.

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $0.001

Item 2(e).     CUSIP Number:

               47023A101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a)   [  ] Broker or Dealer registered under section 15 of the Act
         (b)   [  ] Bank as defined in section 3(a)(6) of the Act
         (c)   [  ] Insurance Company as defined in section 3(a)(19) of the Act
         (d)   [  ] Investment Company registered under section 8 of the
                    Investment Company Act
         (e)   [  ] Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
         (f)   [  ] Employment  Benefit  Plan,  Pension  Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g)   [  ] Parent Holding Company, in accordance with section
                    240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)
         (h)   [  ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of September 18, 2008).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote
                                                       See Item 5 of cover pages
                                                       -------------------------

               (ii) shared power to vote or to direct the vote
                                                       See Item 6 of cover pages
                                                       -------------------------

               (iii)sole power to dispose or to direct the disposition of
                                                       See Item 7 of cover pages
                                                       -------------------------

               (iv) shared power to dispose or to direct the disposition of
                                                       See Item 8 of cover pages

               The shares of Common Stock reported herein as beneficially owned are owned directly by BVI Portfolio (1,037,650 shares and 148,133 warrants to acquire shares), Raptor Portfolio (2,759,664 shares and 472,607 warrants to acquire shares), and Altar Rock (27,861 shares and 4,260 warrants to acquire shares). Because TIC provides investment advisory services to BVI Portfolio, Raptor Portfolio, and is the general partner of Altar Rock, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting Persons. TIC expressly disclaims such beneficial ownership. Because Mr. Jones is the controlling shareholder of TIC, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Jones expressly disclaims such beneficial ownership. Because Mr. Pallotta is the portfolio manager of TIC responsible for investment decisions with respect to the shares of Common Stock reported herein, Mr. Pallotta may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC. Mr. Pallotta expressly disclaims such beneficial ownership.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification  and  Classification  of the  Subsidiary  Which Acquired
           the Security Being Reported on By the Parent Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            Dated:       September 19, 2008


                            TUDOR INVESTMENT CORPORATION


                            By:       /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel




                                 /s/ Paul Tudor Jones, II
                                 -----------------------------------------------
                                 Paul Tudor Jones, II



                                 /s/ James J. Pallotta
                                 --------------------------------------------
                                 James J. Pallotta


                            THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                            By:   Tudor BVI GP Ltd.
                            Its:  General Partner

                            By:   Tudor Investment Corporation,
                                  Trading Advisor

                                 By:      /s/ Stephen N. Waldman
                                     ----------------------------------------
                                     Stephen N. Waldman
                                     Managing Director and Associate General
                                      Counsel

                              THE RAPTOR GLOBAL PORTFOLIO LTD.

                              By:  Tudor Investment Corporation,
                                   Investment Adviser


                                    By:       /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                          Counsel

                              THE ALTAR ROCK FUND L.P.

                              By:  Tudor Investment Corporation,
                                   General Partner


                                   By:       /s/ Stephen N. Waldman
                                         ---------------------------------------
                                         Stephen N. Waldman
                                         Managing Director and Associate General
                                          Counsel